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Exhibit 10.7

3-A-4

KNOW-HOW AND TRADEMARK
LICENSE AGREEMENT

THIS KNOW-HOW AND TRADEMARK LICENSE AGREEMENT is entered into effective as of this 13th day of September, 2002 (the “Effective Date”), between OMP, INC., a Delaware, U.S.A. corporation having its principal place of business at 310 Golden Shore, Long Beach, California 90802 (“OMP”), and ROHTO PHARMACEUTICAL CO, LTD., a Japanese company having its principal place of business at 1-8-1, Tatsumi-nishi, Ikuno-ku, Osaka 544-8666, Japan (“Rohto”).

WHEREAS, OMP has rights in cosmetic products, formulas, processing techniques and other know-how and trade secrets relating to the manufacture, processing, storage and distribution of skin care products sold under various OMP trademarks;

WHEREAS, OMP is the owner of the Obagi and Protocols trademarks and certain other trademarks used in connection with the sale of skin care products; and

WHEREAS, OMP desires to license to Rohto, and Rohto desires to obtain, the rights to use such know-how and trademarks to manufacture such product for distribution and sale solely in the Japanese mass market channel, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of mutual promises contained herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1                  “Affiliate” means a corporation, partnership, trust or other entity that directly, or indirectly through one or more intermediates, controls, is controlled by or is under common control with a party to this Agreement. For such purposes, “control,” “controlled by” and “under common control with” shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock or partnership interest, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting shares or the ability otherwise to elect a majority of the board of directors or other managing authority of the entity shall in any event be deemed to confer control, it being understood that the direct or indirect ownership of a lesser percentage of such shares shall not necessarily preclude the existence of control.

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

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1.2                “Facility” means Rohto’s manufacturing facility located within Japan, or such other facilities Rohto determines to use at any time with prior notification to OMP in writing.

1.3                “Know-How” means the concept for the Licensed Products, confidential formulae, active ingredient, delivery systems, and clinical efficacy and safety test data, processing techniques, product positioning and other know how, trade-secrets and the improvement of them, Product and marketing information including any product similar to the Product (including but not limited to Protocols in Europe) outside of the Territory which is owned or controlled by OMP while this Agreement is in effect.

1.4                “Licensed Products” means those certain premium-priced skin care products listed on Exhibit A that conform to the Specifications, and such other products as the parties may hereafter mutually agree in writing.

1.5                “Specifications” means those specifications for formulae and processing techniques for Licensed Products set forth on Exhibit A, as may be revised and amended from time to time by OMP.

1.6                “Territory” means the country of Japan. The parties may expand the Territory by mutual written agreement.

1.7                “OMP Trademarks” means those trademarks and tradenames set forth on Exhibit B hereto, and such other trademarks developed by OMP and supplied to Rohto as the parties may hereafter mutually agree in writing. The parties agree that OMP Trademarks shall include any trademarks or tradenames including the name “Obagi,” “Protocols” or “Skin Health Restoration,” even if such trademarks or tradenames are developed collaboratively between the parties during the term of this Agreement.

1.8                “Joint Trademarks” means those trademarks set forth on Exhibit B hereto, and such other trademarks jointly developed and/or obtained by Rohto and OMP as a result of collaboration between the two parties, other than those trademarks and tradenames described in Section 1.7.

1.9                “Rohto Trademarks” means those trademarks developed primarily by Rohto in relation to the marketing and promotion of the Products in the Territory. The OMP, Joint and Rohto Trademarks are referred to collectively in this Agreement as the “Trademarks.”

1.10         “Net Sales” means the value of Products sold by Rohto calculated on the price invoiced by Rohto to its purchaser less:

(a)              Transportation charges or allowances if any, included in such amount:

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

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(b)                   Trade, quantity or cash discounts, and broker’s or agent’s commissions if any, allowed or paid;

(c)                    Credits or allowance, including but not limited to rebate, discount, and refund, if any, given or made on account of rejection or return of Products previously delivered: and

(d)                   Any tax, excise or other governmental charge included in such amount, on the production, sale, transportation, use or delivery of the Products.

1.11           “Channel” means the sales and distribution channels in which Rohto is currently engaged: specifically Drug Stores and Variety Stores, including their mail-order and Internet sales activities. It also may include by mutual agreement, dispensaries attached to doctor’s offices for the sale of over-the-counter drugs. To be considered in the Territory, mail order and internet sales must be made to “ship to” and billing addresses in the Territory.

1.12           “Drug Stores” are defined as stores specifically licensed to sell the over-the-counter drug as a significant portion of their revenue.

1.13           “Variety Stores” are defined as stores that are not licensed to sell prescription medicines or over-the-counter drugs but are otherwise similar to drug stores in term of the type of products they carry and consumer demographics that they target for appeal. Variety Stores sell many kinds of goods including cosmetics, accessories and other small household or personal items. Examples of Variety Stores include Loft and Sony Plaza. Variety stores do not include or encompass upscale “department” stores such as those operated by Matsuzakaya Co., The Daimaru, Inc., Isetan Co. or Hankyu Department Stores Inc.

ARTICLE 2
LICENSE GRANT AND EFFECTIVE DATE

2.1                  License to Know-How. Subject to the terms and conditions of this Agreement, OMP hereby grants to Rohto the exclusive, royalty-bearing license to use the Know-How to manufacture Licensed Products at the Facility and to market, sell and distribute such Licensed Products in the Channel in the Territory. OMP shall not itself use, nor grant to any other person the right to use, the Know-How in the Channel in the Territory to manufacture, marketing, sale and distribution of Licensed Products or similar products within the Channel of the Territory. OMP shall not knowingly sell Licensed Products to persons (other than Rohto) in the Channel in the Territory, nor shall OMP authorize any other licensee of the Know-How to sell Licensed Products in the Channel in the Territory.

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

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2.2                  License to Trademarks. Subject to the terms and conditions of this Agreement, OMP hereby grants to Rohto the license to use the OMP Trademarks and Joint Trademarks solely to market, advertise, sell and promote Licensed Products in the Channel in the Territory. OMP will not license and has not licensed any other party to apply such Trademarks to Licensed Products or similar product within the Channel of the Territory during the term of this Agreement, and will not itself export, or knowingly support a third party exporting, Licensed Products bearing such Trademarks into the Channel in the Territory. OMP retains the right to license third parties during the term of this Agreement to use within the Territory any of OMP Trademarks or Joint Trademarks so long as they are not marketed or sold within the Channel. OMP assumes no responsibility and shall have no liability regarding exports by third parties into the Territory of products, including Licensed Products bearing the OMP Trademarks or Joint Trademarks.

2.3                  No Right of Sublicense. Rohto may not sublicense or otherwise transfer to any third party any of Rohto’s rights to use the Know-How or Trademarks, without the prior written consent of OMP. Such consent shall not be unreasonably withheld.

2.4                  Limited License. This license is limited to Licensed Products which meet or exceed the Specifications, and Rohto shall not use the Know-How or OMP Trademarks or Joint Trademarks for any other purpose. No other license, express or implied, is granted with respect to the Know-How or OMP Trademarks or Joint Trademarks. OMP reserves all rights not expressly granted hereunder.

ARTICLE 3
DISCLOSURE OF KNOW-HOW AND TECHNICAL ASSISTANCE

3.1                  Disclosure of Know-How. Within sixty (60) days after the Effective Date, OMP shall provide Rohto with any requested materials, including quality assurance materials, documents and other tangible information, that embody the Know-How. Rohto agrees not to copy such materials, without the prior written consent of OMP, except as may be reasonably necessary to exercise its rights under this Agreement. During the term of this Agreement, OMP shall continue to disclose such Know-How as may be reasonably necessary for the manufacture of the Licensed Products.

3.2                  Technical Assistance. If Rohto requests, during the one (1) year period following the Effective Date, OMP shall provide to Rohto the reasonable services of appropriate personnel to assist in the transfer of the Know-How to Rohto, to demonstrate the methods or processes of manufacturing and packaging the Licensed Products and to assist Rohto in establishing manufacturing processes for the Licensed Products. Such technical assistance shall be provided at such times and in such locations as the parties may mutually

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

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agree. After such one (1) year period, OMP may provide to Rohto additional technical assistance upon such terms as the parties may mutually agree.

3.3                  Marketing Assistance. OMP will provide reasonable assistance in terms of OMP employee time and attention to assist in the promotion of the Products in Japan. This assistance will include the cooperation of Dr. Obagi (or his successor) in his capacity as the Chief Medical Officer of OMP.

ARTICLE 4
OWNERSHIP, IMPROVEMENTS AND INFRINGEMENT

4.1                  Ownership. Rohto acknowledges that OMP owns all right, title and interest in and to the Know-How and the OMP Trademarks and Joint Trademarks, and that Rohto will not acquire any ownership right or interest in the Know-How or the OMP Trademarks or Joint Trademarks by virtue of the disclosure of Know-How or license of such Trademarks to Rohto hereunder.

4.2                  Improvements and New Products. If Rohto discovers or devises any improvement to the Licensed Products, or in any process or method of manufacturing the Licensed Products, it shall disclose to OMP within thirty (30) days of filing for any protection by Rohto of its intellectual property related to such discovery, including but not limited to a patent application, the nature and means of making use of the improvement (or if Rohto declines to file for protection for such intellectual property, at least thirty (30) days prior to implementing use of such intellectual property in the Licensed Products). Rohto shall not incorporate into the Licensed Products any improvements except with the prior written consent of OMP. Upon written approval from Rohto, not to be unreasonably withheld, OMP will also be granted a license to use Rohto’s improvements with OMP’s products outside of the Territory. Such grant-back license shall be non-exclusive and with no sub-license right; provided, however, that OMP shall have the right to sublicense to its distributors and contract manufacturers. Such license shall be royalty-free for any minor or incremental improvements to the Licensed Products, such as upgrades to the quality of ingredient(s), introduction of a new ingredient that improves the product effectiveness or changes to a process or method of manufacturing the Licensed Products that result in manufacturing cost reductions of 20% or less. The parties shall negotiate separate terms in good faith for royalty on any other significant improvements to the Licensed Products other than the minor or incremental improvements as described in this Section.

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

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4.3                  Third Party Infringement.

(a) Rohto shall notify OMP in writing of any infringement, misappropriation or imitation of the Trademarks, Know-How or the Licensed Products by any third party, promptly after any of the foregoing comes to Rohto’s attention. OMP shall have the right, but not the obligation, to commence or prosecute any claims or suits in its own name or in the name of Rohto or join Rohto as a party thereto to address such infringement, misappropriation or imitation related to any OMP Trademarks or Joint Trademarks. If OMP brings an action to discontinue such infringement, misappropriation or imitation, such action shall be solely at OMP’s cost, with Rohto providing such reasonable cooperation as OMP may request in writing. If OMP declines to bring an action, Rohto may do so at Rohto’s sole cost. Rohto shall not institute any suit or take any action on account of any such infringement, misappropriation or imitation without the prior written consent of OMP.

(b) Rohto shall have the right, but not the obligation, to commence or prosecute any claims or suits in its own name or in the name of OMP or join OMP as a party thereto to address such infringement, misappropriation or imitation related to any Rohto Trademarks. If Rohto brings an action to discontinue such infringement, misappropriation or imitation, such action shall be solely at Rohto’s cost, with OMP providing such reasonable cooperation as Rohto may request in writing. If Rohto declines to bring an action, OMP may do so at OMP’s sole cost. OMP shall not institute any suit or take any action on account of any such infringement, misappropriation or imitation without the prior written consent of Rohto. Rohto shall also notify OMP of any claims that Rohto’s use of any of the trademarks used with the Products conflicts with the asserted rights of others.

4.4                  Cooperation. For the purpose of maintaining the value of the Licensed Products in the Territory, the parties agree to cooperate in good faith for the purpose of securing and preserving OMP’s rights in and to the Know-How and OMP Trademarks and Joint Trademarks, and Rohto’s rights in the improvements described in Section 4.2 and Rohto Trademarks.

4.5                  Officer Activities. OMP shall use commercially reasonable efforts to assure that to the extent permitted by applicable law, OMP’s directors, officers, and employees, including Dr. Zein Obagi, will neither promote, market, distribute, and sell nor solicit any third party to promote, market, distribute, and sell any products similar to or competing with the Licensed Products in the Channel in the Territory.

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

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4.6                  Power and Authority to Act. OMP represents and warrants that OMP is legal and beneficial owner of all right and interest in and to (or has sufficient licenses to) Know-How and OMP Trademarks and Joint Trademarks and has full power and authority to grant licenses and perform its obligations under this Agreement.

4.7                  Third Party Intellectual Property. OMP represents and warrants that, to the best of its knowledge, OMP has no knowledge of any infringement or of any pending or threatened claim relating in any manner to Know-How and OMP Trademarks; and to the best of OMP’s knowledge, the Know-How is valid and enforceable and that its use as contemplated under this Agreement would not infringe any third party’s intellectual property.

4.8                  Trademark Reputation. OMP agrees to use commercially reasonable efforts to maintain good-will and good reputation of OMP Trademarks and Joint Trademarks. Both parties further covenant not to use door-to-door sales, or multi level distribution channel as their distribution channel in the Territory.

ARTICLE 5
PRODUCT QUALITY AND MANUFACTURING PRACTICES

5.1                  Quality of Licensed Products. Rohto acknowledges that, if the Licensed Products fail to conform to the Specifications, or otherwise are not consistent with OMP’s image and reputation for overall high quality products, then the substantial goodwill which OMP has built up and now possesses in connection with the Know-How and OMP Trademarks and Joint Trademarks will be impaired. Accordingly, Rohto hereby agrees that:

(a) The Licensed Products (including all packaging, labeling and advertising) shall conform to the Specifications therefor, and be of high standards and of such quality, style and appearance as shall (in the judgment of OMP) be reasonably adequate and suited to their exploitation to the best advantage and to the protection of the Know-How, OMP Trademarks, Joint Trademarks and goodwill pertaining thereto;

(b) The Licensed Products shall be manufactured, processed, labeled, marketed, sold and distributed in accordance with all applicable laws, rules and regulations, and shall not be adulterated, contaminated or misbranded within the meanings of any applicable law or regulation; and

(c) The policies for the marketing, distribution and sale of the Licensed Products by Rohto shall be of high standards and to the best advantage of the Know-How and Trademarks and that the same shall in no manner reflect adversely upon the good name of OMP, or upon any of its products, the Know-How or the Trademarks.

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

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Notwithstanding the foregoing, in no event may OMP require Rohto to manufacture any Licensed Product to Specifications that do not comply with applicable laws.

5.2                  Manufacturing Practices. Without limiting the generality of any obligations of Rohto hereunder, Rohto agrees to meet or exceed all its manufacturing practices and standards (as of the Effective Date) with respect to all manufacturing activities for the Product. Rohto shall provide OMP with written notice of any material changes in such manufacturing practices. During the term of this Agreement, Rohto agrees that OMP or its agent (reasonably acceptable to Rohto) will be permitted to inspect the Facility annually to assure compliance with such manufacturing practices; and, OMP shall provide Rohto with a copy of the results of such inspection. If such inspection discloses deficiencies in the Facility, OMP may request, and Rohto shall implement, corrective actions, at Rohto’s expense and on a timetable mutually acceptable to the parties. In addition, in such event, OMP shall have the right to conduct reasonably frequent inspections of the Facility. OMP shall have the right to terminate this Agreement if Rohto fails to implement commercially reasonable corrective actions. OMP shall also be permitted, at its own expense, to place a representative at the Facility to monitor Rohto’s performance hereunder for the initial production of each new Licensed Product.

ARTICLE 6
MARKETING AND SALES

6.1                  Submission for Approval. Rohto shall submit a representative sample of its proposed advertising and promotional materials (including, without limitation, packaging, package inserts, labels, tags, advertising copy, advertising layouts, radio and television presentations, publicity and promotional materials, catalogues and other sales or trade literature, all of which shall hereinafter be collectively referred to as the “Materials”) pertaining to the Licensed Products to OMP for written approval before prior to the launch of each new Licensed Product. OMP reserves the right to disapprove of any proposed copy and in such case, shall provide appropriate changes or comments to Rohto. OMP will notify Rohto of the approval status within ten (10) business days after receipt of such materials. Failure to notify Rohto of such status within ten (10) business days following the request for approval shall constitute approval. Thereafter, Rohto will have no obligation to seek approval for minor changes including but not limited to introducing a new size/SKU of an existing product or formula, and adding or deleting a non-active ingredient by 2% or less or changing a non-active ingredient by 2% or less. Rohto will, however, submit more significant changes to OMP for its prior written approval. Examples of significant changes include a new product launch, a line extension (introducing a unique new product not a new size/SKU of an existing product or formula), a change in logo dimensions/proportions, a significant change in formulations (adding/deleting an active ingredient), or a change in product name, or trademark. All Materials produced by or for Rohto shall comply with mutually-agreed guidelines for product marketing and positioning, and with the Trademark Usage Guidelines set forth in Exhibit B.

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

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6.2                  Export of Licensed Products. In view of the variance of Specifications from those specifications used in the United States, or which may be used by OMP in other countries, Rohto covenants that Rohto will not (1) actively solicit orders for Licensed Products from any third party in any country where OMP has granted a third party a license with respect to the Trademarks or the Know-How; (2) engage in advertising specifically aimed at any such countries or establish any branch or maintain any distribution depot with respect to the Licensed Products in any such countries, or (3) put the Licensed Products on the market in any such countries in response to unsolicited orders. As provided in Section 2.2, OMP assumes no responsibility and shall have no liability regarding exports by third parties into the Territory of products, including Licensed Products, bearing the Trademarks. OMP may from time to time, and on an individual basis, permit Rohto to export to locations outside the Territory on such conditions as OMP shall establish in such written permission, which OMP shall have the right to revoke at any time.

6.3                  Marketing Report. Rohto agrees to share with OMP, to the extent available, and at least once a year, pertinent written information regarding the market for Licensed Products in the Territory. This shall include written information regarding consumer research, technical research and clinical results, pricing, share of market, out-of-stock, volume, and distribution excluding any trade secrets of Rohto. Rohto shall act in good faith to keep OMP informed regarding Rohto’s activities in the market, including without limitation price changes, demographic target segments, geographic target segments, and distribution channels.

6.4                  Use of Rohto’s Name. OMP Shall have the right, but not the obligation, to use the name of Rohto in OMP’s programs, advertising and promotions, without any payment to Rohto. Any and each use of any trademark or trade name of Rohto must have the prior written approval of Rohto.

ARTICLE 7
TRADEMARKS

7.1                  Use of Trademarks. Rohto shall use OMP Trademarks only in connection with Licensed Products which are designated in writing by OMP to bear the particular Trademark, and which are manufactured in accordance with the Specifications. The Licensed Products shall be manufactured solely for sale under the Trademarks. The Licensed Products may not be sold without bearing the appropriate Trademark, unless OMP gives its prior written consent.

7.2                  Samples of Licensed Products. In order to maintain goodwill of the Trademarks, Rohto shall (i) manufacture the Product in accordance with the product concept worked together with OMP, (ii) maintain adequate quality control procedures regarding manufacture of the Product, and (iii) submit to Licensor upon request for its inspection samples

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

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of the Product in sufficient quantity. If OMP considers that Rohto’s quality control is not sufficient to maintain its goodwill of the OMP Trademarks or Joint Trademarks, OMP will notify Rohto in writing and Rohto will make a commercially reasonable effort to improve its quality control procedure. If such Licensed Products have been sold containing defects that may pose a threat to health or safety or bring any OMP Trademark or Joint Trademark into disrepute with the public nonconforming, they shall be recalled by Rohto in accordance with OMP’s usual policy. If agreement is not reached regarding disposition of such Licensed Products, they shall be destroyed; provided that, before such Licensed Products are destroyed, OMP shall examine as many additional samples of Licensed Products as Rohto may reasonably request to confirm the existence of the deficiency.

7.3                  Trademark Notices. Whenever an OMP Trademark or Joint Trademark appears in writing or on any media Rohto shall provide a notice, in form acceptable to OMP, that such Trademark is registered or pending registration and that such Trademark is used under license from OMP.

7.4                  Prohibitions. For the term of this Agreement, and thereafter, unless OMP agrees in writing, Rohto agrees not to use any mark, name or other identifying means:

(a) identical with or confusingly similar to any Trademark except as permitted by this Agreement;

(b) in combination or association with any Trademark; or

(c) on any container or label bearing any Trademark.

7.5                  Acknowledgment of Value. Rohto recognizes the great value of the goodwill associated with the OMP Trademarks and Joint Trademarks and acknowledges that such Trademarks and all rights therein and goodwill pertaining thereto belong exclusively to OMP, and that such Trademarks have a secondary meaning in the minds of the public. Rohto acknowledges that all use of the OMP Trademarks and Joint Trademarks shall inure to the benefit of OMP. Upon expiration or termination of the right to use such Trademarks pursuant to this Agreement, except for Rohto’s rights to sell out its inventory pursuant to Section 11.4 below, Rohto shall cease all use of the OMP Trademarks promptly and will not use any of such Trademarks thereafter. In case that Rohto is not granted a royalty-free, exclusive, and perpetual license to use the Joint Trademark in the Channel pursuant to Section 11.5 below, Rohto shall cease use of Joint Trademarks as well as OMP Trademarks as provided in this Section.

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

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ARTICLE 8
COMPENSATION

8.1                  Royalty Rate. In consideration of the licenses and rights granted hereunder, Rohto shall pay to OMP a royalty equal to [***] of Net Sales of Licensed Products sold or distributed by Rohto and its Affiliates for the three (3) year period following the Effective Date. Thereafter, such royalty amount shall decrease by [***] per year for eight (8) consecutive years, until the royalty payable to OMP reaches [***] of Net Sales of the Licensed Products, at which time the royalty shall no longer decrease. [***]

8.2                  Determination of Compensation and Payment. For each calendar quarter, Rohto shall calculate the Net Sales for the Licensed Products (not including net sales of products which Rohto purchased from OMP) in the Channel in the Territory, and shall calculate the royalties thereon. Such amount shall be payable to OMP within sixty (60) days following the end of each calendar quarter. Rohto shall furnish to OMP a written report setting forth the gross sales of the Licensed Products, the deductions taken on such gross sales (as set forth in Section 1.10) and Net Sales for the Licensed Products during the applicable calendar quarter. Such report shall be furnished to OMP whether or not any Licensed Product was sold during the preceding quarter, and shall be certified by the Chief Financial Officer of Rohto as being accurate and in compliance with generally accepted accounting principles as consistently applied by Rohto. All payments under this Agreement shall be made to OMP in U.S. dollars, using the conversion rate as of the last business day end of the payment period.

8.3                  Records and Audit Rights. Rohto agrees to keep accurate books and records covering all transactions relating to the Licensed Products. OMP and its authorized representatives shall have the right, once per calendar year, during Rohto’s normal business hours and at Rohto’s usual place of business, upon ten (10) days prior notice, to examine and copy such books and records and all other documents and material in the possession or under the control of Rohto insofar as they relate to the Licensed Products. If any such examination

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

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reveals a deficiency in amounts paid or payable hereunder of more than Five percent (5%) for the period examined, then Rohto shall bear all reasonable costs incurred by OMP in connection with such examination. All of Rohto’s books and records with respect to the Licensed Products shall be kept available for at least two (2) years after the termination of this Agreement. OMP’s rights under this Section 8.3 shall survive the termination of this Agreement for two (2) years.

8.4                  Taxes. Any royalties or fees under this Agreement do not include any taxes, and if any withholding tax is imposed on the royalties or fees, Rohto shall pay to OMP an amount equal to any taxes and levies paid or payable by Rohto, exclusive, however, of any taxes that are based on the net income of OMP itself.

ARTICLE 9
INDEMNIFICATION AND INSURANCE

9.1                  Indemnification by Rohto. Rohto shall indemnify OMP, its Affiliates and their respective directors, officers, agents and employees and hold each of them harmless from and against any loss, liability, deficiency, damage, expense or cost (including attorneys’ fees and expenses) (collectively, “Losses”) arising out of any and all claims, demands, suits or causes of action of whatever kind or nature (collectively, “Claims”) based on (i) the manufacture, processing, labeling, marketing, advertising, promotion, distribution or sale of the Licensed Products (including, without limitation, any defects or alleged defects in the Licensed Products or any failure to comply with any laws, rules and regulations applicable to the manufacture, processing, labelling, marketing, advertising, promotion, distribution or sale of any of the Licensed Products), (ii) the negligence or intentional misconduct of Rohto, its Affiliates or permitted sublicensees, or their employees or agents, or (iii) a material breach of this Agreement by Rohto, its Affiliates or permitted sublicensees, or their employees or agents. OMP shall give Rohto prompt notice of such Claim and, subject to the next sentence hereof,  Rohto shall have the right to contest, defend, with OMP’s cooperation, and settle such Claim. OMP alone shall be entitled to contest, defend and settle a particular Claim if (i) such Claim seeks equitable relief or (ii) if the subject matter of any Claim relates to the ongoing business of OMP or OMP’s ongoing ability to manufacture, market, distribute or sell any Licensed Product in the Territory (or otherwise to exploit its Know-How), which Claim, if decided against Rohto or OMP, would adversely affect the ongoing business (including as described in clause (ii) hereof) or reputation of OMP. Rohto’s obligations under this Section 9.1 shall survive the termination or expiration of this Agreement.

9.2                  Indemnification by OMP. OMP shall indemnify Rohto, its Affiliates and their respective directors, officers, agents and employees and hold each of them harmless from and against any Losses arising out of Claims based on (i) the alleged infringement of a third party’s intellectual property rights by Rohto’s use of the OMP Trademarks or Joint Trademarks or

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

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Know-How in accordance with the terms of this Agreement, (ii) the negligence or intentional misconduct of OMP, its Affiliates or permitted sublicensees, or their employees or agents, or (iii) a material breach of this Agreement by OMP, its Affiliates or permitted sublicensees, or their employees or agents. Rohto shall give OMP prompt notice of such Claim and, subject to the next sentence hereof, OMP shall have the right to contest, defend, with Rohto’s cooperation, and settle such Claim. Rohto alone shall be entitled to contest, defend and settle a particular Claim if (i) such Claim seeks equitable relief or (ii) if the subject matter of any Claim relates to the ongoing business of Rohto, which Claim, if decided against OMP or Rohto, would adversely affect the ongoing business (including as described in clause (ii) hereof) or reputation of Rohto. OMP’s obligations under this Section 9.2 shall survive the termination or expiration of this Agreement.

9.3                  Insurance. Rohto shall maintain, throughout the term of this Agreement, product liability insurance providing protection in the amount of at least [***] yen per occurrence for any Claims or Losses arising out of any defect or alleged defect in any of the Licensed Products. The product liability insurance policy shall name OMP as an additional insured and Rohto agrees not to remove OMP or cancel such insurance without thirty (30) days prior written notice to OMP. As proof of insurance, Rohto shall furnish to OMP a Certificate of Insurance at least ten (10) days before any Licensed Products are distributed and/or sold, and thereafter prior to the expiration of any policy. Compliance with this Section 9.3 shall in no way limit or restrict Rohto’s indemnification obligations hereunder.

ARTICLE 10
LIMITATION OF LIABILITY

10.1           Limitation on Liability. In no event shall OMP’s aggregate liability hereunder exceed the total amount paid by Rohto to OMP pursuant to this agreement.

10.2           Consequential Damages. In no event shall OMP be liable for any indirect, incidental or consequential damages, even if OMP shall have been advised in advance of the likelihood thereof.

ARTICLE 11
TERM AND TERMINATION

11.1           Term. Unless terminated earlier as provided in Section 11.2 below, this Agreement shall continue for a term of ten (10) years from the Effective Date. Thereafter, this Agreement shall be renewable by OMP for additional one (1) year periods, with written notice to Rohto at least three (3) months prior to the expiration of the initial term or any renewal thereof.

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

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11.2           Termination. This Agreement may be terminated as follows:

(a) By either party, effective immediately upon written notice to the other party, should the other party file a petition of any type as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, go into liquidation, have a receiver appointed over the whole or any part of its assets, enters into a compound with its creditors, or have an order made or resolution passed for it to be wound up (otherwise than in furtherance of a scheme of amalgamation or reconstruction), or otherwise lose legal control of its business; or

(b) By either party, effective upon thirty (30) days written notice to the other party in the event the other party is in material breach of this Agreement and shall have failed to cure such breach within such thirty (30) day period.

(c) By either party, effective upon twenty (20) days notice to the other party, if a party fails to pay any sums owing hereunder and does not cure such failure within such twenty (20) day period;

(d) By either party, effective upon notice fifteen (15) days notice to the other party, if the party providing such notice determines, in its sole discretion, that an act or omission of the other party, its employees, officers or agents is likely to cause or has caused harm or disrepute to, in the case of OMP, the Licensed Products, the Know- How, the Trademarks, OMP’s trade name or the goodwill attached thereto, or, in the case of Rohto, the improvements described in Section 4.2, and the damage or disrepute caused by such act or omission is not cured within such fifteen (15) day period;

(e) As provided in Section 5.2 or 14.12; or

(f) By OMP, effective upon fifteen (15) days notice to Rohto, if, in the reasonable judgment of OMP, any applicable law or government-enacted regulation or decree renders the performance by either party of its respective obligations hereunder unduly onerous or otherwise inexpedient or there is a material adverse change in the nature of Rohto’s business or to the terms on which Rohto carries on business such that there is a significant detrimental effect on the volume and/or profitability of sales of the Licensed Products.

11.3           Cessation of Rights. Except as set forth in Section 11.5, upon expiration or termination of this Agreement, all rights granted to Rohto hereunder shall cease and Rohto will refrain from further use of the Know-How and OMP Trademarks and Joint Trademarks in connection with the manufacture, processing, marketing, sale or distribution of Licensed Products and will not use the Specifications for any purpose whatsoever. Within thirty (30) days after such termination, Rohto shall return to OMP all documentation reflecting or

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

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containing the Know-How, including without limitation, all plans, specifications, manuals or records and all materials bearing the Trademarks, including without limitation, all packaging, labels and advertising materials (whether in written, electronic, graphic or other form).

11.4           Sale of Remaining Inventory. Upon termination or expiration of this Agreement, Rohto may distribute its remaining inventory of the Licensed Products; provided that such Licensed Products conform to the Specifications and are in compliance with all applicable laws and regulations in the Territory. Upon the earlier of (a) depletion of such inventory, or (b) ninety (90) days after termination or expiration, Rohto shall comply with the terms of Section 11.3.

11.5           License to Joint Trademarks. Upon termination of this Agreement for any reason (other than material breach by Rohto), OMP shall not unreasonably withhold its consent to granting Rohto a royalty-free, exclusive, and perpetual license to use the Joint Trademarks in the Channel in the Territory. OMP acknowledges and understands that it is unreasonable to withhold license of Joint Trademarks to Rohto on the ground that Joint Trademarks are similar or confusing to any trademark OMP uses in the Territory.

11.6           Survival. Expiration or termination of this Agreement shall not affect Sections 4.1, 4.2, 7.4, 7.5 and 8.3, and Articles 9, 10, 11, 12, 13 and 14, which shall survive such expiration or termination. In addition, no expiration or termination of this Agreement will relieve any party of any obligations accruing prior to the date of such expiration or termination.

ARTICLE 12
CONFIDENTIALITY

12.1           Confidential Relationship. The parties acknowledge that a confidential relationship exists between them by virtue of the relationship contemplated by this Agreement. Each party will use any Confidential Information (as defined below) of the other party solely for purposes contemplated by this Agreement and for no other purpose. The receiving party will treat all Confidential Information disclosed to it as secret and confidential and shall strictly protect and safeguard the Confidential Information from disclosure to third parties. The receiving party shall comply with the disclosing party’s instructions and requirements relating to the preservation of secrecy and confidentiality of the Confidential Information; provided, however, that the compliance with such instructions and requirements shall not in any way diminish the receiving party’s obligations with respect to the Confidential Information disclosed hereunder. The receiving party will not disclose any such information to anyone other than its employees, agents, or representatives having a need to know such information for purposes directly related to its performance of its obligations under this Agreement and who have executed a confidentiality agreement in a form that is acceptable to the disclosing party.

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

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12.2           Definition of Confidential Information. As used in this Agreement, the term “Confidential Information” shall mean any and all information disclosed by either party relating to this Agreement even before execution of this Agreement, whether in written, oral, graphic, electronic or other form, including without limitation, the Know-How, the Specifications, Quality Assurance Manuals, any information to be acquired by OMP through inspection of facilities of Rohto in accordance with Section 5.2 herein, and any and all methods, processes, development, engineering, manufacturing, marketing, business or financial matters relating to either party, the Licensed Products, the improvements described in Section 4.2, or any other present or future products, sales, development or business of the parties.

12.3           Exclusions. Confidential Information shall not include any information which:

(a) is or becomes generally available to the public in the Territory through no default of the receiving party;

(b) is subsequently disclosed to the receiving party by a third party lawfully entitled to such information and who is not itself in breach of any obligation of confidence in so disclosing it; or

(c) prior to its disclosure by the disclosing party was lawfully in the possession or knowledge of the receiving party.

12.4           Copies, Legends. Neither party may copy any Confidential Information of the other party without the other party’s prior written consent. The receiving party shall reproduce on any permitted copies of Confidential Information any and all confidentiality legends placed on such Confidential Information.

ARTICLE 13
DISPUTE RESOLUTION

13.1           Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of New York.

13.2           Injunctive Relief. Rohto expressly recognizes that the Know-How possess a special, unique and extraordinary nature which makes difficult the assessments of monetary damages which OMP would sustain by an unauthorized use. Rohto expressly recognizes and agrees that an irreparable injury would be caused to OMP by unauthorized or improper use or any use in breach of this Agreement, and agrees that preliminary or permanent injunctive or other equitable relief (including but not limited to attorneys’ fees and expenses) would be appropriate, in any court of competent jurisdiction, in the event of a breach of this Agreement by Rohto, without necessity of OMP proving monetary damages or posting any bond; provided that such remedy shall not be exclusive of any remedies otherwise available to OMP.

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

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13.3           Procedure for Arbitration. Except as provided in Section 13.2 above, any dispute, claim or controversy arising out of or in connection with this Agreement which has not been settled through negotiation within a period of thirty (30) days after the date on which either party shall first have notified the other party in writing of the existence of a dispute shall be settled by final and binding arbitration under the then applicable International Arbitration Rules of the International Chamber of Commerce (“ICC”). Any such arbitration shall be conducted by three (3) arbitrators appointed by mutual agreement of the parties or, failing such agreement, in accordance with such Rules. At least one (1) arbitrator shall be an experienced cosmetic industry professional, and at least one (1) arbitrator shall be an experienced business attorney with background in the licensing and distribution of cosmetic or consumer products. Any such arbitration shall be conducted in Sidney, Australia in the English language. An arbitral award may be enforced in any court of competent jurisdiction. Each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing party.

ARTICLE 14
MISCELLANEOUS

14.1           Relationship. This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, not otherwise set forth in this Agreement, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

14.2           Assignment. Neither party may assign this Agreement to any third party without the other party’s prior consent in writing; provided, however, that such consent shall not be required in the event of a merger, acquisition or sale of substantially all of the assets of a party, provided that the acquiring party assumes such party’s rights and obligations under this Agreement. Any prohibited assignment shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted assigns.

14.3           Compliance. Both Parties represent and warrant to operate their business including performance of this Agreement in compliance with applicable laws and regulations.

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

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14.4           Notices. All notices and requests to be given hereunder shall be in writing and in English (excluding samples and proposed advertising and promotional materials for OMP’s approval stated in Article 6.1), and shall be given at the respective addresses of OMP and Rohto set forth below, unless notification of a change of address is given in writing.

As to OMP:

OMP, Inc.

310 Golden Shore, 1st Floor

Long Beach, California 90802

Attn:	Curtis A. Cluff
Chief Financial Officer

As to Rohto:

Rohto Pharmaceutical Co, Ltd.

1-8-1, Tatsumi-nishi, Ikuno-ku,

Osaka 544-8666, Japan

Attn:	Toru Nishihara
Division Manager, Development and Planning

All notices and requests addressed as provided above shall be deemed to have been effectively given (i) ten (10) days after mailing (postage prepaid) by first class or certified mail, return receipt requested, (ii) two (2) business days after mailing (postage prepaid) by Federal Express or another reputable, international overnight delivery service, or (iii) upon receipt, if sent by facsimile or other means of electronic transmission, if receipt has been electronically acknowledged thereby.

14.5           Entire Agreement. This Agreement, including the exhibits attached hereto and incorporated herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous agreements by and between the parties hereto and all proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the parties hereto related to this Agreement. Rohto acknowledges that it has not been induced to enter into this Agreement by any representations or statements, oral or written, not expressly contained herein.

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

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14.6           Amendment, Waiver. This Agreement may not be modified, amended, rescinded, canceled or waived, in whole or in part, except by written agreement of the parties. The failure of either party to insist on compliance with any provision hereof shall not constitute a waiver or modification of such provision.

14.7           Publicity. No press releases, announcements or other disclosure related to this Agreement or the transactions contemplated herein will be issued or made without the written approval of each of OMP and Rohto, except for any public disclosure which OMP (or any Affiliate of OMP) or Rohto in good faith believes is required by law (in which case the disclosing party will consult with the other party prior to making such disclosure).

14.8           Severability. In the event that any of the terms of this Agreement are in conflict with any rule of law or statutory provision or are otherwise unenforceable as finally determined by a court of competent jurisdiction, such terms shall be deemed modified or changed to a provision reflecting the parties’ intent to the extent possible under the applicable laws and regulations. Such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force.

14.9           Counterparts; English Language. This Agreement may be executed in two or more counterparts in the English language, and each such counterpart shall be deemed an original hereof. In case of any conflict between the English version and any translated version of this Agreement, the English version shall govern.

14.10    Titles and Headings; Construction. The Article and Section headings are included for convenience and reference only and should in no way define, limit, extend or describe the scope of this Agreement.

14.11    Benefit. Except as otherwise expressly set forth in Section 9.1, nothing in this Agreement or the agreements referred to herein, expressed or implied, shall confer on any person other than the parties hereto or thereto, or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, the agreements referred to herein, or the transactions contemplated herein or therein.

14.12    Force Majeure. Neither party shall be in default hereunder by reason of any failure or delay In the performance of any obligation under this Agreement where such failure or delay arises out of any cause beyond the reasonable control and without the fault or negligence of such party and where the party affected has been unable by the exercise of reasonable efforts to overcome or mitigate the effects of such act or event. Such causes shall include, without limitation, storms, floods, other acts of nature, fires, explosions, riots, War or civil disturbance, strikes or other labor unrest, embargoes and other governmental actions or regulations that would prohibit either party from ordering or furnishing Products or from

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

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performing any other aspects of the obligations hereunder, delays In transportation, shortages of supplies and sales of competitive products by OMP or an Affiliate of OMP in the same retail outlets as the Product. The party invoking any event constituting force majeure shall be excused from its inability to perform its obligations hereunder only to the extent and for the duration of the event of force majeure so invoked and shall be bound to resume such performance immediately after the cessation of such event. If the period of delay or failure should extend for sixty (60) days or more, consecutively or cumulatively, in any one (1) year period commencing from the date hereof, then, notwithstanding the terms of Article 11 hereof, the party not invoking such event constituting force majeure to excuse its delay or failure to perform its obligations hereunder shall in its discretion have the right to terminate this Agreement forthwith upon written notice to the other party at any time after expiration of said sixty (60) day period. Whichever party may -invoke any event constituting force majeure to excuse its delay or failure to perform shall promptly notify the other party of its occurrence with all available information, as well as of the cessation of such event of force majeure.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.

OMP, INC.		ROHTO PHARMACEUTICAL CO, LTD

By:	/s/ Austin McNamara	By:	/s/ Kunio Yamada
Title:	Chairman & CEO	Title:	President & CEO
	9/13/02		9/13/02

Attachments:

Exhibit A – Licensed Products and Specifications

Exhibit B – Trademarks

Exhibit C – Trademark Usage Guidelines

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.